FOR IMMEDIATE RELEASE
Contacts:
Broadgate Consultants, LLC
Alan H. Oshiki
(212) 232-2222
aoshiki@broadgate.com
Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com
Tarragon Corporation Announces Third Quarter
2006 Financial Results
Net Income of $6.0 million or $0.19 per diluted share for the quarter ended september 30, 2006 and $35.1 million or $1.11 per diluted share for the nine months ended september 30, 2006
Company Plans to Spin Off Homebuilding Division to Shareholders in 2007

NEW YORK CITY, November 9, 2006 — Tarragon Corporation (Nasdaq: TARR), a leading urban homebuilder specializing in the development and marketing of high-density residential communities, today announced its financial results for the third quarter and nine months ended September 30, 2006.
Third Quarter Financial Results
     Consolidated revenue for the third quarter of 2006 was $119.2 million, compared to $265.3 million in the same period of 2005. Lower consolidated homebuilding revenue from condominium conversion closings in the Company’s Florida markets from the year ago period accounts for the decrease.
     Homebuilding sales, including revenue from unconsolidated properties, were $104.7 million in the third quarter of 2006, compared to $308.5 million in the third quarter of 2005.
     Net income for the third quarter of 2006 was $6.0 million, or $0.19 per diluted share, compared to net income of $50.3 million, or $1.70 per diluted share, in the third quarter of 2005. Income from continuing operations was $2.8 million in the third quarter of 2006, compared to $28.2 million in the same period of 2005. Third quarter net income in 2005 included $22.4 million in after tax gains on sale of investment division properties, compared to $3.3 million in the third quarter of 2006.
     Certain comparative results for 2005 have been restated to reflect the consolidation of Ansonia Apartments LP, as announced on August 22, 2006. Ansonia was previously treated as an unconsolidated partnership for financial reporting purposes.
Nine-Month Financial Results
     Consolidated revenue for the first nine months of 2006 was $379.0 million, compared to $441.2 million in the same period of 2005. Homebuilding sales, including revenue from unconsolidated properties, were $359.7 million in the first nine months of 2006 compared to $561.9 million in the same period of 2005.
     Income from continuing operations during the first nine months of 2006 was $22.5 million or $0.71 per diluted share compared to $47.9 million or $1.67 per diluted share in the same period of 2005. Net income for the first nine months of 2006 was $35.1 million, or $1.11 per diluted share, compared to $80.7 million, or $2.69 per diluted share, during the same period of 2005. During the first nine months of 2006 the Company wrote off $5.0 million in costs related to deals no longer being pursued compared to $0.7 million in the first nine months of 2005.
     Tarragon Chairman and CEO William S. Friedman commented, “Our third quarter results reflect the continued slow down in condominium conversion sales along with declining margins, particularly in Florida. However, as our condominium conversions slowly sell out, we are beginning to reduce debt and redeploy capital to higher-margin, new developments in New Jersey, Connecticut, Texas and Tennessee. In fact, for the first ten months of the year, we reduced debt associated with our condominium conversions by $164 million.
     Mr. Friedman continued, “As a result of the continuing sales slowdown and lower margins, we are reducing our 2006 guidance for net income to $1.15 per diluted share and for income from continuing operations to $0.75 per diluted share.
     Going forward, our growing pipeline of high-density, in-fill developments, primarily in New Jersey and Connecticut will help offset market weakness in Florida and be a key driver of revenue and net income growth in 2008 and beyond.”
Sales, Orders and Backlog
     In the third quarter of 2006 the Company wrote 274 net new orders totaling $88 million at an average sale price of $321,000, compared with 962 net new orders totaling $271 million for the same period in 2005 at an average sale price of $282,000. In the third quarter of 2005, one half of net new orders were for condominium conversions located in central and south Florida compared to 6 percent in the third quarter of this year.
     In the third quarter of 2006, the Company delivered 338 homes representing $74 million compared with 1,183 homes for $285 million in the third quarter of 2005.

     Florida condominium conversions accounted for 55 percent and 51 percent of the sales and closing volume, respectively, in the third quarter of 2006, compared to 66 percent and 84 percent in the year ago period.
     At the end of the third quarter of 2006, the Company’s backlog, excluding land development, was $264 million representing 717 homes compared with $445 million at the end of the third quarter of 2005 representing 1,475 homes. The average contract price was $368,000 at September 30, 2006 compared to $302,000 at September 30, 2005. Over 45 percent of the current backlog is from Northeast developments compared to 28 percent this time last year.
Active Projects
     At September 30, 2006, Tarragon’s active for-sale communities (including backlog) totaled 5,726 homes in 37 communities, representing about $1.8 billion in projected revenue, compared to 7,548 homes representing $2.3 billion in projected revenue at September 30, 2005.
     The $1.8 billion of active for-sale developments as of September 30, 2006 is comprised of 39 percent condominium conversions, 41 percent mid- and high-rise buildings, and 20 percent townhomes. These communities are projected to generate gross margins of 10 percent, 24 percent, and 22 percent, respectively — overall an 18 percent average gross margin on the remaining inventory in the active projects is expected. These lower margins reflect competitive pricing, slower absorption and higher marketing costs than originally contemplated.
Development Pipeline
     The Company’s homebuilding pipeline, comprised of sites owned or controlled by the Company not yet included in active developments, totaled 5,800 homes in 26 communities at the end of the third quarter of 2006. The homebuilding pipeline at September 30, 2005 of 8,600 homes in 24 communities included a 3,000-unit project that was cancelled late in 2005 due to intense community opposition. The Company continues to review its pipeline projects for feasibility under current market conditions and cull out those not meeting its underwriting criteria.
     Based on estimated, potential revenue, 17 percent of the pipeline comes from condominium conversions, 29 percent from mid-rise developments, 5 percent from townhome communities and 49 percent from mixed residential and commercial communities. Tarragon now has an 89 percent, weighted-average interest in the development pipeline.
     Of the 5,800 units in its development pipeline the Company expects to deliver approximately 15 percent in 2008, 20 percent in 2009, 30 percent in 2010 and 35 percent in 2011 and beyond.
     Mr. Friedman noted, “We continue to add ground-up developments to our pipeline, primarily in New Jersey and Connecticut. These developments will bear fruit two, three and four or more years out as we take them through the laborious northeastern approval process. This future revenue stream, coupled with our $1.8 billion of active projects, will provide sustainable, stabilized earnings into the next decade. We will continue to pursue unique, high density developments that meet strict underwriting criteria, especially in areas with the highest barriers to new development. While our acquisition of condominium conversion properties has entirely ceased in this down cycle, we continue to build and pursue rental developments and currently have over 1,500 rental apartments under construction in Florida, Connecticut and Tennessee.”

Investment Division
     The Investment Division, with 7,996 apartments as of September 30, 2006, had net operating income for the third quarter of $10.8 million, compared to the previous year’s $13.2 million from 10,889 apartments. The reduction is due to the sale of more than 1,900 apartments and the transfer of another 900 apartments to the Homebuilding Division over the past twelve months as part of the capital redeployment program announced in early 2005.
     For the first nine months of 2006, as a result of the property sales, Investment Division net operating income decreased 25 percent to $33.4 million. However, same store net operating income increased 7 percent to $28.2 million from $26.3 million in the same period of 2005. Average same store occupancy during the first nine months of 2006 was 94.2 percent, up from 92.9 percent a year ago.
Capital Redeployment Program
     In the third quarter of 2006, the Company sold 3 apartment communities, one commercial property and one land parcel for a total of $31.6 million, generating $9.5 million in net cash proceeds and $6.1 million in pre-tax gains. Since the start of the capital redeployment program Tarragon has sold over $175 million of its investment division portfolio representing more than 2,600 apartments and 750,000 square feet of commercial space.
     The Company is now planning to propose to shareholders the pro rata, tax free spin off of its Homebuilding Division as a separate public company and expects to make the necessary regulatory filings before the end of 2006. The transaction, which is subject to final documentation, regulatory filings, receipt of appropriate tax and legal opinions and shareholder approval, is expected to be completed before mid-year 2007. If completed, Tarragon shareholders will receive the same proportionate interest in two separate companies, the homebuilder to be known as Tarragon Corporation, which will have substantially reduced debt and higher book value as a result of the separation from the investment division with its high level of fixed rate, non-recourse debt, and the real estate services and property management business which will also hold the investment properties and associated debt. As a result of the separation, we believe each company will be in a better position to execute its business and financial strategy.
Share Repurchase Program
     During the third quarter of 2006 the Company repurchased 116,859 shares at an average price of $10.69 per share.
Results Conference Call
     A conference call to discuss the results for the third quarter ended September 30, 2006, will take place on Monday, November 13 at 10:30 a.m. ET. The call will be broadcast live over the Internet, which may be accessed by visiting the Company’s web site at www.tarragoncorp.com. Participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the call and will continue for 7 days, through 11:00 p.m. ET on Monday, November 20, 2006.
About Tarragon Corporation
     Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. The Company’s operations are concentrated in Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com

Forward-looking Statements
     Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition, risks associated with the proposed spin-off of the Company’s homebuilding division, including the conditions to the spin-off described above and such risks as may be described in the Company’s SEC filings relating to the transaction, and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.
TARR-E
TABLES FOLLOW
# # #

TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		Restated		Restated
Revenue	$119,195	$265,293	$378,972	$441,211

Expenses	110,509	216,000	323,956	362,952

Other income and expenses:
Equity in income loss of partnerships and joint ventures	13,040	10,633	16,021	26,589
Minority interests in income of consolidated partnerships and joint ventures	(2,656)	(737)	(3,550)	(2,312)
Interest income	124	219	436	518
Interest expense	(15,387)	(13,982)	(32,735)	(27,963)
Gain on sale of real estate	817	50	817	2,620
Loss on disposition of other assets	—	(300)	—	(300)

Income from continuing operations before income taxes	4,624	45,176	36,005	77,411
Income tax expense	(1,780)	(17,014)	(13,500)	(29,534)

Income from continuing operations	2,844	28,162	22,505	47,877
Discontinued operations, net of income taxes
Income (loss) from operations	(211)	(286)	120	1,383
Gain on sale of real estate	3,332	22,437	12,481	31,423

Net income	5,965	50,313	35,106	80,683
Dividends on cumulative preferred stock	(195)	(225)	(596)	(674)

Net income allocable to common stockholders	$5,770	$50,088	$34,510	$80,009

Earnings per common share
Income from continuing operations allocable to common stockholders	$0.10	$1.06	$0.77	$1.90
Discontinued operations	0.11	0.84	0.45	1.32

Net income allocable to common stockholders	$0.21	$1.90	$1.22	$3.22

Earnings per common share — assuming dilution
Income from continuing operations allocable to common stockholders	$0.09	$1.02	$0.71	$1.67
Discontinued operations	0.10	0.68	0.40	1.02

Net income allocable to common stockholders	$0.19	$1.70	$1.11	$2.69